EXHIBIT 10.18

Letter of Assignment

December 14, 2001

Mr. Conrad Wredberg
1235 Bay Pointe Terrace
Alpharetta, GA 30005

Dear Conrad:

This letter confirms our mutual understanding of the terms and conditions applying to your assignment with Scientific-Atlanta as Executive Vice President, International Markets based in Brussels, Belgium reporting to Jim McDonald. The anticipated duration of this assignment is 24 months, but the duration of this assignment may be decreased or extended depending on business requirements. Such employment is subject, of course, to medical clearances, foreign government entry documents or visas, and your acceptance of the terms and conditions outlined in this letter. The effective date of this assignment will be in the early January 2002 time frame. Your point of origin has been designated as Atlanta, Georgia.

Your compensation and benefits package is designed to provide you with a level of income and benefits that is comparable to those you would have received in the United States. We have also taken into consideration the additional costs that you may reasonably anticipate as a result of living in Belgium.

The terms and conditions outlined in this letter will be in effect only for the period of this international assignment. At the end of this assignment, if you are still employed by the Company, you will return to the Company at the location designated by the Company, at your base salary in effect at that time, and will stop receiving premiums, allowances, and differentials provided under the Company’s Expatriate Compensation Program.

Base Salary & Benefits

Your base salary will be $510,000 per year.

You will remain on the US payroll and continue to be eligible to participate in the Scientific-Atlanta benefits plan, including medical, dental, and life insurance, paid vacation, paid holidays, participation in the 401 (k) plan, the company pension plan, the deferred compensation plan, the Supplemental Executive Retirement Plan, and the Severance Protection Agreement in the event of a change of control. However, the medical and dental plan that you will participate in while on this assignment is specially designed for employees and their families on international assignment. You will receive information describing the benefits provided in this plan soon.

The company will be providing you with a company paid vehicle for you while you are on this assignment.

Taxes

The policy regarding taxes is that your tax obligation will be equalized so you are paying approximately the same taxes you would have paid had you remained in the US at the same salary, with a hypothetical US income tax will be deducted from your total salary.

The accounting firm of Arthur Andersen will assist in the determination of your hypothetical withholding, as well as the preparation and filing of your US and Belgium income tax returns while on this assignment.

International Service Premium

While on this assignment in Belgium, you will receive an International Service Allowance equal to 15% of your base salary as an incentive to undertake this international assignment. The premium will be payable at the same time as regular base pay as a separate element of compensation.

Hardship Allowance (if applicable)

Conditions in Belgium do not warrant your receiving a hardship allowance.

Housing and Goods & Service Allowance

The Company will pay directly the actual cost of your housing in Brussels up to a maximum of $2,500 US per month. There will not be a monthly housing deduction made from your pay.

A goods and services differential will be paid to compensate you for the higher costs of goods and services in Brussels as compared to the United States. At present, the goods and services index assigned to Brussels is 138.7587. The amount that an American at your salary level would normally spend on goods and services in the United States (often called spendable income) would be $11,555 per month. Thus, your monthly goods and services differential, if the same index is still in effect when your differential commences, will be $4,478 as outlined below:

Spendable Income	$11,555
Goods and Services Index	138.7587
Monthly Goods and Services Differential	$4,478	(see below)

Note: Differential = (index-100/100) x Spendable Income

The Goods & Service Allowance includes transportation costs. Since the company will be providing you with a company paid vehicle for you while you are on this assignment, your Goods & Service Allowance will be reduced by 13.7%, to $3,865 per month.

The differential, affected by inflation in the host location and in the United States, and by exchange rates, will be reviewed periodically.

Vaccinations and Inoculations (if applicable)

In the event it is necessary for you and members of your family to have vaccinations and inoculations which are required by law and as specified by your medical doctor prior to departing from Atlanta, these will be provided at Company expense.

Relocation to Begin the International Assignment

Scientific Atlanta will provide you with the following relocation assistance to Belgium:

•
We will pay or reimburse you for the actual costs associated with moving required household goods and personal effects from Atlanta to Brussels, as well as the travel costs to Brussels for you and Norma to begin this assignment.

•
We will pay or reimburse you for the closing costs and the real estate commission incurred (at the locally prevailing rate but not to exceed seven percent) related to the sale of your house in Atlanta. In the event your house in Atlanta does not sell within 120 days of your transfer date, Scientific-Atlanta will offer to purchase your home through a third party relocation firm under contract to Scientific-Atlanta. The offer to purchase your home will be based on the fair market value of your home, as determined by the average of two independent appraisals obtained by the third party relocation firm.

•	Actual and reasonable temporary living expenses in Brussels for up to a maximum of 60 days, if necessary.

•
In the event you elect to sell your personal automobile(s), the Company will protect you on the loss, if any, resulting from the forced sale prior to your expatriation for up to two personal automobiles. The Company will pay the difference between the actual sales price and the official Kelly Blue Book or the N.A.D.A. Used Car Guide retail price (less reconditioning) for the make, model and year of car. You are expected to secure the most favorable price; reasonable advertising costs will be reimbursed.

•	All taxable relocations assistance will be grossed-up for tax purposes.

In addition, you will receive a miscellaneous relocation payment of one month’s base salary, less appropriate taxes and withholdings. This allowance is designed to aid in the payment of relocation expenses such as the purchase of luggage, small electrical appliances, hardware, and other incidental expenses related to your move.

Relocation back to the US at the end of the International Assignment

Scientific Atlanta will provide you with the following relocation assistance from Belgium back to the US at the end of your international assignment:

•
We will pay or reimburse you for the actual costs associated with returning your household goods and personal effects from Brussels to Atlanta, or a mutually agreed upon alternative location, as well as the travel costs to this location for you and Norma.

•	We will pay or reimburse you for reasonable and actual home purchase closing costs in Atlanta or a mutually agreed upon alternative location, provided it is within one year of the effective date of transfer back from your assignment (does not include normal ongoing homeowners expenses required to be paid in advance at closing such as property taxes, prorated interest, mortgage insurance and hazard insurance).

•	Actual and reasonable temporary living expenses in Atlanta or a mutually agreed upon alternative location for up to a maximum of 30 days, if necessary.

Home Leave

You will be eligible for two annual home leave trips (actual and reasonable round trip airfare for you and Norma) per year to the U.S. or other mutually agreed upon location while on this assignment in Brussels.

Rest & Relaxation Leave

Current conditions in Brussels do not warrant a Rest & Relaxation leave while on this assignment.

Letter of Assignment

In the event any provision of this letter shall be held invalid or unenforceable by reason of law, such invalidity or unenforceability shall attach only to such provisions and shall not affect or render invalid or unenforceable any other provision of this letter. This letter sets forth the entire agreement of the parties including any prior agreements or representations. This agreement can only be modified by an agreement in writing signed by the employee and an authorized representative of the Company.

Conrad, please let me know if you have any questions, or need additional information.

Sincerely,

/s/ BRIAN KOENIG

Brian Koenig
Senior Vice President
Human Resources

I hereby agree and accept this assignment as outlined above.

/s/      CONRAD WREDBERG

                Conrad Wredberg